TRACTOR SUPPLY COMPANY REPORTS THIRD QUARTER RESULTS
~ Sales Increase 16.6% ~
~ Same-Store Sales Up 2.4% ~

Brentwood, Tennessee, October 25, 2006 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its third fiscal quarter ended September 30, 2006. Additionally, the Company confirmed its current outlook for fiscal 2006.

Third Quarter Results
Net sales increased 16.6% to $559.2 million from $479.6 million in the prior year. Same-store sales increased 2.4% compared with last year’s 1.8% gain. The Company’s same-store sales improvements were strongest in the clothing/footwear and equine/pet/animal categories, but were partially offset by lower than expected performance in seasonal power equipment and generators.

Gross profit increased 20.0% to $176.3 million, or 31.5% of sales, compared to 30.6% in the prior year. The increase in gross profit resulted from a more favorable product mix, increased importing and improvement in inventory shrinkage. These gains were partially offset by higher transportation costs which, as a percent to sales, increased 15 basis points compared to last year and 30 basis points compared to the second quarter of 2006. During the quarter, the Company refined its method of estimating the freight cost component of inventory based on changes in its business and operating environment which included a change in mix of goods, an increased level of importing and rapidly increasing fuel costs. This refinement provides a more appropriate matching of freight cost incurred with inventory and cost of sales. This change in estimate resulted in the freight component of cost of sales being lower by approximately $3.2 million, or $.05 per share, than it would have been under the previous method of estimation.

Selling, general and administrative expenses increased to 24.4% of sales compared to 22.7% last year. The lower leverage was primarily attributed to the continued expansion of the store base and resulting higher personnel and occupancy costs. Stock and other incentive compensation expenses as well as the write-off of certain real estate-related and fixture disposal costs contributed to the overall increase in selling, general and administrative expenses.

Depreciation and amortization expense increased 20.5% to $10.7 million from $8.9 million, related to capital expenditures for new store growth and additional distribution capacity. The Company’s effective income tax rate increased to 37.1% compared to 36.2% in the prior year, primarily due to permanent tax differences relating to stock compensation expense.

Net income for the quarter was $18.1 million, or $0.44 per diluted share, which includes $2.4 million, or $0.04 per diluted share, in stock compensation expense required as a result of the adoption of FASB Statement 123®. This compares to $18.3 million, or $0.45 per diluted share, in the prior year.

During the quarter, the Company opened 18 new stores, relocated four stores and closed one store, compared to 15 new store openings and eight relocations in the prior year.

Jim Wright, President and Chief Executive Officer, stated, “We are pleased with our performance in the third quarter. Though the macro-environment continued to pressure consumers early in the quarter, we were able to effectively respond and deliver improved top line results. Excluding seasonal merchandise, specifically riders and generators, our comps for the quarter were a solid 5.7%. In addition to sales gains, we generated significant gross margin improvement as a result of favorable merchandise mix in our stores and enhanced product sourcing. We also made great progress on our growth initiatives during the quarter and believe we are well positioned for the upcoming holiday season.”

Nine Month Results
For the first nine months of fiscal 2006, net sales increased 18.3% to $1,739.7 million and same-store sales increased 2.0%, versus last year’s 4.1% gain. Gross profit in the first nine months increased 21.7% to $546.1 million, or 31.4% of sales compared to 30.5% of sales last year due to a favorable product mix and improved inventory shrinkage. These gains were partially offset by increasing transportation costs.

Selling, general and administrative expenses as a percentage of sales increased 100 basis points to 23.9%, the result of increased occupancy costs and a charge of $6.8 million related to stock option expense.

Net income for the first nine months of fiscal 2006 was $61.5 million, or $1.50 per diluted share, compared to net income of $54.8 million, or $1.34 per diluted share, in the prior year.

During the first nine months, the Company opened 64 new stores, relocated 15 stores and closed one store, compared to 47 new store openings and 12 relocations in the prior year.

Company Outlook
The Company anticipates net sales for fiscal 2006 (a 52-week fiscal year) will range between approximately $2,370 million and $2,390 million, with a same-store sales increase of approximately 2.0% to 3.0%. For the full year, the Company expects 81 new store openings and 15 relocations and one closed store.

The Company projects earnings per diluted share for the full year to be in the range of $2.29 to $2.30 per diluted share, which includes a charge of $0.14 per diluted shared for stock compensation expense.

Mr. Wright stated, “We believe we are on track to meet our goals for the year and are excited about our plans for the fourth quarter. We remain focused on our new product pipeline and are encouraged by the many new products which will be in our stores for the fourth quarter. To date, we have received a positive response to our enhanced apparel and pet department resets.” Mr. Wright concluded, “We are committed to driving our strong financial performance in the near-term with our compelling store environment and our rural lifestyle merchandise mix while, at the same time, positioning us to maximize the Tractor Supply brand and shareholder value in the long-term.”

Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today, October 25, 2006, to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At September 30, 2006, Tractor Supply Company operated 658 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	THIRD QUARTER ENDED				NINE MONTHS ENDED
	Sept. 30, 2006		Sept. 24, 2005		Sept. 30, 2006		Sept. 24, 2005
		(Unaudited)				(Unaudited)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$559,222	100.0%	$479,607	100.0%	$1,739,714	100.0%	$1,470,045	100.0%
Cost of merchandise sold	382,882	68.5	332,702	69.4	1,193,618	68.6	1,021,313	69.5

Gross profit	176,340	31.5	146,905	30.6	546,096	31.4	448,732	30.5
Selling, general and administrative expenses	136,520	24.4	109,073	22.7	415,400	23.9	337,131	22.9
Depreciation and amortization	10,717	1.9	8,893	1.9	30,920	1.8	24,604	1.7

Income from operations.	29,103	5.2	28,939	6.0	99,776	5.7	86,997	5.9
Interest expense, net	385	0.0	189	0.0	1,939	0.1	1,090	0.1

Income before income taxes	28,718	5.2	28,750	6.0	97,837	5.6	85,907	5.8
Income tax provision	10,659	2.0	10,421	2.2	36,326	2.1	31,140	2.1

Net income	$18,059	3.2%	$18,329	3.8%	$61,511	3.5%	$54,767	3.7%

Net income per share:
Basic	$0.45		$0.47		$1.54		$1.41

Diluted	$0.44		$0.45		$1.50		$1.34

Weighted average shares outstanding (000’s):
Basic	40,135		39,236		39,933		38,942

Diluted	41,088		41,034		41,065		40,902

Balance Sheet

(in thousands)

	Sept. 30,	Sept. 24,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,180	$25,659
Inventories	605,716	487,026
Prepaid expenses and other current assets	36,700	39,293
Deferred income taxes	8,022	10,019

Total current assets	676,618	561,997
Property and equipment, net	283,862	242,379
Goodwill	10,412	—
Deferred income taxes	10,665	7,972
Other assets	6,707	4,190

TOTAL ASSETS	$988,264	$816,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$241,674	$224,572
Accrued expenses	104,855	91,277
Current portion of capital lease obligations	1,271	1,068
Income taxes currently payable	1,044	664

Total current liabilities	348,844	317,581
Revolving credit loan	31,105	20,000
Capital lease obligations	2,688	2,706
Straight line rent liability	22,567	17,396
Other long-term liabilities	18,038	15,837

Total liabilities	423,242	373,520

Stockholders’ equity:
Common stock	322	315
Additional paid-in capital	124,894	95,258
Foreign currency translation adjustment	(51)	—
Retained earnings	439,857	347,445

Total stockholders’ equity	565,022	443,018

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$988,264	$816,538